Exhibit 2.1

SHARE EXCHANGE AGREEMENT

Xalted Networks, Inc.
 a Delaware corporation

and

Xalted Holding Corporation
a Delaware corporation and
the sole shareholder of Xalted Networks, Inc.

on the one hand;

and

Kranem Corporation (d/b/a Learning Wire)
 a Colorado corporation

on the other hand.

Dated as of May 12, 2011

ARTICLE I EXCHANGE OF SHARES		1

1.1.	Share Exchange	1
1.2.	Closing	1

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER		2

2.1.	Good Title	2
2.2.	Power and Authority	2
2.3.	No Conflicts	2
2.4.	Litigation	2
2.5.	No Finder’s Fee	2
2.6.	Purchase Entirely for Own Account	2
2.7.	Available Information	2
2.8.	Non-Registration	2
2.9.	Restricted Securities	3
2.10.	Accredited Investor	3
2.11.	Legends	3
2.12.	Additional Legend	3
2.13.	Disclosure	3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF XALTED		4

3.1.	Organization, Standing and Power	4
3.2.	Subsidiaries; Equity Interests	4
3.3.	Capital Structure	4
3.4.	Authority; Execution and Delivery; Enforceability	5
3.5.	No Conflicts; Consents	5
3.6.	Taxes	5
3.7.	Benefit Plans	6
3.8.	Litigation	6
3.9.	Compliance with Applicable Laws	6
3.10.	Brokers	6
3.11.	Contracts	6
3.12.	Title to Properties	7
3.13.	Intellectual Property	7
3.14.	Labor Matters	7
3.15.	Financial Statements; Liabilities	7
3.16.	Transactions with Affiliates and Employees	7
3.17.	Internal Accounting Controls	7
3.18.	Solvency	8
3.19.	Application of Takeover Protections	8
3.20.	Investment Company	8
3.21.	Foreign Corrupt Practices	8
3.22.	Absence of Certain Changes or Events	8
3.23.	Disclosure	9
3.24.	Information Supplied	10
3.25.	No Undisclosed Events, Liabilities, Developments or Circumstances	10
3.26.	No Additional Agreements	10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF KRANEM		10

4.1.	Organization, Standing and Power	10
4.2.	Subsidiaries; Equity Interests	10
4.3.	Capital Structure	10
4.4.	Authority; Execution and Delivery; Enforceability	11

i

4.5.	No Conflicts; Consents	11
4.6.	Taxes	12
4.7.	Benefit Plans	12
4.8.	ERISA Compliance; Excess Parachute Payments	12
4.9.	Litigation	12
4.10.	Compliance with Applicable Laws	12
4.11.	Contracts	13
4.12.	Title to Properties	13
4.13.	Intellectual Property	13
4.14.	Labor Matters	13
4.15.	SEC Documents; Undisclosed Liabilities	13
4.16.	Transactions With Affiliates and Employees	14
4.17.	Internal Accounting Controls	14
4.18.	Solvency	14
4.19.	Application of Takeover Protections	14
4.20.	Investment Company	15
4.21.	Foreign Corrupt Practices	15
4.22.	Absence of Certain Changes or Events	15
4.23.	Certain Registration Matters	16
4.24.	Listing and Maintenance Requirements	16
4.25.	Disclosure	16
4.26.	Information Supplied	16
4.27.	No Undisclosed Events, Liabilities, Developments or Circumstances	16
4.28.	No Additional Agreements	16

ARTICLE V		17
5.1.	Amendment to Articles of Incorporation	17
5.2.	FINRA	17

ARTICLE VI CONDITIONS TO CLOSING		17

6.1.	Conditions to the Obligations of Xalted and the Shareholder	17
6.2.	Conditions to the Obligations of Kranem	19

ARTICLE VII COVENANTS		20

7.1.	Preparation of the 14f-1 Notice; Blue Sky Laws	20
7.2.	Public Announcements	20
7.3.	Fees and Expenses	20
7.4.	Filing of 8-K	20
7.5.	Furnishing of Information	21
ARTICLE VIII MISCELLANEOUS		21

8.1.	Notices	21
8.2.	Amendments; Waivers	22
8.3.	Replacement of Securities	22
8.4.	Remedies	22
8.5.	Limitation of Liability	22
8.6.	Termination	23
8.7.	Arbitration	23
8.8.	Mutual Cooperation	23
8.9.	Expenses	23
8.10.	Interpretation	23
8.11.	Severability	24
8.12.	Counterparts; Facsimile Execution	24

ii

8.13.	Entire Agreement; Third Party Beneficiaries	24
8.14.	Governing Law	24
8.15.	Assignment	24

Annex A Definitions

iii

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of May 12 2011, is made between and among Kranem Corporation, a Colorado corporation (“Kranem”), Xalted Networks, Inc., a Delaware corporation (“Xalted”), and Xalted Holding Corporation, the sole shareholder of Xalted (the “Shareholder”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A.          Kranem is a corporation organized and existing under the laws of the State of Colorado with no significant operations.

B.           By an Assignment of Note Agreement dated as of April [___], 2011, Kranem acquired three convertible promissory notes issued by the Shareholder (collectively, the “Notes”) in exchange for the issuance of 2,094,159 newly issued shares of Kranem Common Stock, par value [$0.0001], to Imprenord ME, the holder of a Note in the principal amount of $1,750,000; 598,331 newly issued shares of Kranem Common Stock, par value [$0.0001], to Empire Capital Partners, L.P., the holder of a Note in the principal amount of $500,000; and 299,166 newly issued shares of Kranem Common Stock, par value [$0.0001], to Peter Richards, the holder of a Note in the principal amount of $250,000.

C.           Kranem desires to acquire, and the Shareholder is willing to sell and transfer to Kranem, 100 shares of Xalted (the “Xalted Stock”), constituting all of the issued and outstanding stock of Xalted, in exchange for 2,326,844 newly issued shares of the Common Stock, $0.001 par value, of Kranem (the “Kranem Stock”), and the cancellation of the Notes.

D.           The Board of Directors of each of Kranem and Xalted has determined that it is desirable to effect this acquisition.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.1.           Exchange of Shares and Cancellation of Notes. At the Closing, the Shareholder shall sell, transfer, convey, assign and deliver to Kranem its Xalted Stock free and clear of all Liens, in exchange for 2,326,844 newly issued shares of Kranem Stock (referred to herein as the “Shares”) and the cancellation of Notes. Effective as of the Closing, Kranem hereby fully and finally cancels all obligations of the Shareholder under the Notes and releases the Shareholder from any and all obligations of any kind whatsoever under the Notes.

1.2.           Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP in Palo Alto, California USA, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

 1

ARTICLE II
Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to Kranem as follows.

2.1.           Good Title. The Shareholder is the record and beneficial owner, and has good title to its Xalted Stock, with the right and authority to sell and deliver such Xalted Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Kranem as the new owner of such Xalted Stock in the share register of Xalted, Kranem will receive good title to such Xalted Stock, free and clear of all Liens.

2.2.           Power and Authority. The Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

2.3.           No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.4.           Litigation. There is no pending proceeding against the Shareholder that involves the Xalted Stock or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.5.           No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by the Shareholder.

2.6.           Purchase Entirely for Own Account. The Shareholder is acquiring the Kranem Stock proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Kranem Stock, except in compliance with applicable securities laws.

2.7.           Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Kranem and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Kranem Stock.

2.8.           Non-Registration. The Shareholder understands that the Kranem Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Kranem Stock in accordance with Kranem’s charter documents or the laws of its jurisdiction of incorporation.

2.9.           Restricted Securities. The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.10.            Accredited Investor. The Shareholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

2.11.            Legends. It is understood that the Kranem Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.12.           Additional Legend. Additionally, the Kranem Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.13.           Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Shareholder in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
Representations and Warranties of Xalted

Subject to the exceptions set forth in the Xalted Disclosure Letter (regardless of whether or not the Xalted Disclosure Letter is referenced below with respect to any particular representation or warranty), Xalted represents and warrants to Kranem and the Shareholder as follows.

3.1.           Organization, Standing and Power. Xalted and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Xalted and its subsidiaries taken as a whole, a material adverse effect on the ability of Xalted to perform its obligations under this Agreement or on the ability of Xalted to consummate the Transactions (a “Xalted Material Adverse Effect”). Xalted and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Xalted Material Adverse Effect. Xalted has delivered to Kranem true and complete copies of the Xalted Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2.           Subsidiaries; Equity Interests.

(a)           The Xalted Disclosure Letter lists each subsidiary of Xalted and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Xalted or by another subsidiary of Xalted, free and clear of all Liens.

(b)           Except for its interests in its subsidiaries, Xalted does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3.           Capital Structure. The authorized capital stock of Xalted consists of 100 shares with a par value of $0.001, of which 100 shares are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Xalted are issued, reserved for issuance or outstanding. Xalted is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding shares of the capital stock of Xalted and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable corporate laws, the Xalted Constituent Instruments or any Contract to which Xalted is a party or otherwise bound. Except as set forth in the Xalted Disclosure Letter, there are not any bonds, debentures, notes or other indebtedness of Xalted or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Xalted Stock or the capital stock of any of its subsidiaries may vote (“Voting Xalted Debt”). Except as set forth in the Xalted Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Xalted or any of its subsidiaries is a party or by which any of them is bound (a) obligating Xalted or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Xalted or any of its subsidiaries or any Voting Xalted Debt, (b) obligating Xalted or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Xalted or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of Xalted to repurchase, redeem or otherwise acquire any shares of capital stock of Xalted.

3.4.           Authority; Execution and Delivery; Enforceability. Xalted has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Xalted of this Agreement and the consummation by Xalted of the Transactions have been duly authorized and approved by the Board of Directors of Xalted and no other corporate proceedings on the part of Xalted are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Xalted in accordance with its terms (except as such enforceability may be limited by laws affecting creditor’s rights generally).

3.5.           No Conflicts; Consents.

(a)           Except as set forth in the Xalted Disclosure Letter, the execution and delivery by Xalted of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Xalted or any of its subsidiaries under, any provision of (i) the Xalted Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which Xalted or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Xalted or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Xalted Material Adverse Effect.

(b)           Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Xalted or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6.           Taxes.

(a)           Xalted and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Xalted Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Xalted Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Xalted know of no basis for any such claim.

(b)           The Xalted Financial Statements reflect an adequate reserve for all Taxes payable by Xalted and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Xalted or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Xalted Material Adverse Effect.

3.7.           Benefit Plans.

(a)           Except as set forth in the Xalted Disclosure Letter, neither Xalted nor any of its subsidiaries maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Xalted or any of its subsidiaries. Except as set forth in the Xalted Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between Xalted or any of its subsidiaries and any current or former employee, officer or director of Xalted or any of its subsidiaries, nor does Xalted or any of its subsidiaries have any general severance plan or policy.

(b)           Since the date of the Xalted Financial Statements, there has not been any adoption or amendment in any material respect by Xalted or any of its subsidiaries of any plan described in Section 3.7(a) .

3.8.           Litigation. Except as set forth in the Xalted Disclosure Letter, there is no Action against or affecting Xalted or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Xalted Material Adverse Effect. Neither Xalted nor any of its subsidiaries, nor any director or officer thereof (in his or its capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.9.           Compliance with Applicable Laws. Except as set forth in the Xalted Disclosure Letter, Xalted and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Xalted Material Adverse Effect. Xalted has not received any written communication during the past two years from a Governmental Entity that alleges that Xalted is not in compliance in any material respect with any applicable Law. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10.           Brokers. Except as set forth in the Xalted Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Xalted or any of its subsidiaries.

3.11.           Contracts. Except as set forth in the Xalted Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Xalted and its subsidiaries taken as a whole. Neither Xalted nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Xalted Material Adverse Effect.

3.12.           Title to Properties. Except as set forth in the Xalted Disclosure Letter, neither Xalted nor any of its subsidiaries own any real property. Xalted and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Xalted or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Xalted Disclosure Letter and except for Liens that, individually or in the aggregate, do not and will not materially interfere with the ability of Xalted and its subsidiaries to conduct business as currently conducted.

3.13.           Intellectual Property. Xalted and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of Xalted and its subsidiaries taken as a whole. The Xalted Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of Xalted and its subsidiaries. There are no claims pending or, to the knowledge of Xalted, threatened that Xalted or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Xalted, no person is infringing the rights of Xalted or any of its subsidiaries with respect to any Intellectual Property Right.

3.14.           Labor Matters. There are no collective bargaining or other labor union agreements to which Xalted or any of its subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of Xalted, is imminent with respect to any of the employees of Xalted.

3.15.           Financial Statements; Liabilities. Xalted has delivered to Kranem audited consolidated financial statements of the subsidiaries of Xalted for the fiscal years ended December 31, 2010 and 2009, and pro forma financial statements of Xalted (collectively, the “Xalted Financial Statements”). The Xalted Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Xalted Financial Statements fairly present in all material respects the financial condition and operating results of Xalted, as of the dates, and for the periods, set forth therein. Xalted does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 2010, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Xalted Financial Statements, which, in both cases, individually or in the aggregate, are not material and would not be reasonably expected to result in a Xalted Material Adverse Effect.

3.16.           Transactions with Affiliates and Employees. Except as set forth in the Xalted Disclosure Letter and the Xalted Financial Statements, none of the officers or directors of Xalted and, to the knowledge of Xalted, none of the employees of Xalted is presently a party to any transaction with Xalted or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Xalted, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.17.           Internal Accounting Controls. Xalted and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Xalted has established disclosure controls and procedures for its company and designed such disclosure controls and procedures to ensure that material information relating to Xalted and its subsidiaries are made known to the officers by others within those entities. The officers of Xalted have evaluated the effectiveness of Xalted’s controls and procedures. Since December 31, 2010, there have been no significant changes in Xalted’s internal controls or, to Xalted’s best knowledge, in other factors that could significantly affect Xalted’s internal controls.

3.18.           Solvency. Based on the financial condition of Xalted as of the Closing Date (and assuming that the Closing shall have occurred): (a) Xalted’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Xalted’s existing debts and other liabilities (including known contingent liabilities) as they mature; (b) Xalted’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Xalted, and projected capital requirements and capital availability thereof; and (c) the current cash flow of Xalted, together with the proceeds Xalted would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Xalted does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.19.           Application of Takeover Protections. Xalted has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Xalted Constituent Instruments or the laws of its jurisdiction of organization that is or could become applicable to the Shareholder as a result of the Shareholder and Xalted fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

3.20.           Investment Company. Xalted is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.21.           Foreign Corrupt Practices. Neither Xalted, nor any of its subsidiaries, nor, to Xalted’s knowledge, any director, officer, agent, employee or other person acting on behalf of Xalted or any of its subsidiaries has, in the course of its actions for, or on behalf of, Xalted (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.22.           Absence of Certain Changes or Events. Except as disclosed in the Xalted Financial Statements or the Xalted Disclosure Letter, from December 31, 2010 to the date of this Agreement, Xalted and its subsidiaries have conducted their business only in the ordinary course, and during such period there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of Xalted or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Xalted Material Adverse Effect;

(b)           any damage, destruction or loss, whether or not covered by insurance, that would have a Xalted Material Adverse Effect;

(c)           any waiver or compromise by Xalted or any of its subsidiaries of a valuable right or of a material debt owed to it;

(d)           any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Xalted or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a Xalted Material Adverse Effect;

(e)           any material change to a material Contract by which Xalted or any of its subsidiaries or any of its respective assets is bound or subject;

(f)           any mortgage, pledge, transfer of a security interest in, or lien, created by Xalted or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Xalted’s or its subsidiaries’ ownership or use of such property or assets;

(g)           any loans or guarantees made by Xalted or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

(h)           any alteration of Xalted’s method of accounting or the identity of its auditors;

(i)           any declaration or payment of dividend or distribution of cash or other property to the Shareholder or any purchase, redemption or agreements to purchase or redeem any Xalted Stock;

(j)           any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

(k)           any arrangement or commitment by Xalted or any of its subsidiaries to do any of the things described in this Section 3.22.

3.23.           Disclosure. Xalted confirms that neither it nor any person acting on its behalf has provided Kranem or its agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Kranem under a current report on Form 8-K filed within four business days after the Closing. Xalted understands and confirms that Kranem will rely on the foregoing representations and covenants in effecting transactions in securities of Xalted. All of the representations and warranties of Xalted set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.24.           Information Supplied. None of the information supplied or to be supplied by Xalted for inclusion or incorporation by reference in the 14f-1 Notice, at the date it is first mailed to Kranem’s stockholders, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.25.           No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Xalted or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Xalted under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Xalted of its Xalted Stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

3.26.           No Additional Agreements. Xalted does not have any agreements or understandings with the Shareholder with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV
Representations and Warranties of Kranem

Kranem represents and warrants as follows to Xalted and the Shareholder.

4.1.           Organization, Standing and Power. Kranem is duly organized, validly existing and in good standing under the laws of the State of Colorado and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Kranem, a material adverse effect on the ability of Kranem to perform its obligations under this Agreement or on the ability of Kranem to consummate the Transactions (an “Kranem Material Adverse Effect”). Kranem is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have an Kranem Material Adverse Effect. Kranem has delivered to Xalted or its counsel true and complete copies of the Kranem Charter and the Kranem Bylaws.

4.2.           Subsidiaries; Equity Interests. Kranem does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3.           Capital Structure. The authorized capital stock of Kranem consists of 50,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. As of the date hereof, (a) 4,267,125 shares of Kranem’s common stock are issued and outstanding, (b) no shares of preferred stock are issued and outstanding and (c) no shares of Kranem’s common stock or preferred stock are held by Kranem in its treasury. Immediately prior to the Closing, an aggregate of 2,937,500 shares of Kranem’s common stock that is currently outstanding and held by Stephen Smith, Michael Grove and Anne Brady will be returned to Kranem and immediately cancelled and returned to the classification of authorized and unissued; accordingly, immediately prior to Closing and following the cancellation of the foregoing shares of Kranem’s common stock, there will be 1,329,625 shares of Kranem’s common stock issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Kranem were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Kranem are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Colorado, the Kranem Charter, the Kranem Bylaws or any Contract to which Kranem is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Kranem having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Kranem’s common stock may vote (“Voting Kranem Debt”). As of the date of this Agreement, there are no any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Kranem is a party or by which it is bound (a) obligating Kranem to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Kranem or any Voting Kranem Debt, (b) obligating Kranem to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Kranem. As of the date of this Agreement, there are not any outstanding contractual obligations of Kranem to repurchase, redeem or otherwise acquire any shares of capital stock of Kranem. The stockholder list provided to Xalted or its counsel is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Kranem’s common stock.

4.4.           Authority; Execution and Delivery; Enforceability. The execution and delivery by Kranem of this Agreement and the consummation by Kranem of the Transactions have been duly authorized and approved by the Board of Directors of Kranem and no other corporate proceedings on the part of Kranem are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Kranem, enforceable against Kranem in accordance with the terms hereof (except as such enforceability may be limited by laws affecting creditor’s rights generally).

4.5.           No Conflicts; Consents.

(a)           The execution and delivery by Kranem of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Kranem under, any provision of (i) the Kranem Charter or Kranem Bylaws, (ii) any material Contract to which Kranem is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to Kranem or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an Kranem Material Adverse Effect.

(b)           Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Kranem in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

4.6.           Taxes.

(a)           Kranem has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have an Kranem Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have an Kranem Material Adverse Effect.

(b)           The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by Kranem (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Kranem, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have an Kranem Material Adverse Effect.

(c)           There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Kranem Kranem is not bound by any agreement with respect to Taxes.

4.7.           Benefit Plans. Kranem does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Kranem. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Kranem and any current or former employee, officer or director of Kranem, nor does Kranem have any general severance plan or policy.

4.8.           ERISA Compliance; Excess Parachute Payments. Kranem does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of Kranem.

4.9.           Litigation. There is no Action against or affecting Kranem or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an Kranem Material Adverse Effect. Neither Kranem nor any director or officer (in his or its capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.10.           Compliance with Applicable Laws. Kranem is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have an Kranem Material Adverse Effect. Kranem has not received any written communication during the past two years from a Governmental Entity that alleges that Kranem is not in compliance in any material respect with any applicable Law. Kranem is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in an Kranem Material Adverse Effect. This Section 4.10 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

4.11.           Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Kranem taken as a whole. Kranem is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in an Kranem Material Adverse Effect.

4.12.           Title to Properties. Kranem has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Kranem has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Kranem to conduct business as currently conducted. Kranem has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Kranem enjoys peaceful and undisturbed possession under all such material leases.

4.13.           Intellectual Property. Kranem does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of Kranem, threatened that Kranem is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.14.           Labor Matters. There are no collective bargaining or other labor union agreements to which Kranem is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Kranem, is imminent with respect to any of the employees of Kranem.

4.15.           SEC Documents; Undisclosed Liabilities.

(a)           Kranem has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

(b)           As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Kranem included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Kranem and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)           Except as set forth in the SEC Reports, Kranem has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of Kranem or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof. All liabilities of Kranem shall have been paid off and shall in no event remain liabilities of Kranem, Xalted or the Shareholder following the Closing.

4.16.           Transactions With Affiliates and Employees. Except as disclosed in the SEC Reports, none of the officers or directors of Kranem and, to the knowledge of Kranem, none of the employees of Kranem is presently a party to any transaction with Kranem (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Kranem, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.17.           Internal Accounting Controls. Kranem maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Kranem has established disclosure controls and procedures for Kranem and designed such disclosure controls and procedures to ensure that material information relating to Kranem is made known to the officers by others within Kranem. Kranem’s officers have evaluated the effectiveness of Kranem’s controls and procedures. Since the date of the most recent financial statements contained in the SEC Reports, there have been no significant changes in Kranem’s internal controls or, to Kranem’s knowledge, in other factors that could significantly affect Kranem’s internal controls.

4.18.           Solvency. Except as disclosed in the SEC Reports, based on the financial condition of Kranem as of the Closing Date (and assuming that the Closing shall have occurred), (a) Kranem’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Kranem’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Kranem’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by Kranem, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Kranem, together with the proceeds Kranem would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Kranem does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.19.           Application of Takeover Protections. Kranem has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Kranem Charter or the laws of its state of incorporation that is or could become applicable to the Shareholder as a result of the Shareholder and Kranem fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

4.20.           Investment Company. Kranem is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.21.           Foreign Corrupt Practices. Neither Kranem, nor to Kranem’s knowledge, any director, officer, agent, employee or other person acting on behalf of Kranem has, in the course of its actions for, or on behalf of, Kranem (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.22.           Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, Kranem has conducted its business only in the ordinary course, and during such period there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of Kranem from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, an Kranem Material Adverse Effect;

(b)           any damage, destruction or loss, whether or not covered by insurance, that would have an Kranem Material Adverse Effect;

(c)           any waiver or compromise by Kranem of a valuable right or of a material debt owed to it;

(d)           any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Kranem, except in the ordinary course of business and the satisfaction or discharge of which would not have an Kranem Material Adverse Effect;

(e)           any material change to a material Contract by which Kranem or any of its assets is bound or subject;

(f)           any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)           any resignation or termination of employment of any officer of Kranem;

(h)           any mortgage, pledge, transfer of a security interest in or lien created by Kranem with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Kranem’s ownership or use of such property or assets;

(i)           any loans or guarantees made by Kranem to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)           any declaration, setting aside or payment or other distribution in respect of any of Kranem’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Kranem;

(k)           any alteration of Kranem’s method of accounting or the identity of its auditors;

(l)           any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Kranem stock option plans; or

(m)           any arrangement or commitment by Kranem to do any of the things described in this Section 4.22.

4.23.           Certain Registration Matters. Kranem has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Kranem registered with the SEC or any other governmental authority that have not been satisfied.

4.24.           Listing and Maintenance Requirements. Kranem is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Kranem Stock on the trading market on which the Kranem Stock is currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Kranem Stock are currently listed or quoted, and no approval of the stockholders of Kranem is required for Kranem to issue and deliver to the Shareholder the Shares contemplated by this Agreement.

4.25.           Disclosure. Kranem confirms that neither it nor any person acting on its behalf has provided the Shareholder or its agents or counsel with any information that Kranem believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Kranem under a current report on Form 8-K filed within four business days after the Closing. Kranem understands and confirms that the Shareholder will rely on the foregoing representations and covenants in effecting transactions in securities of Kranem. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.26.           Information Supplied. None of the information supplied or to be supplied by Kranem for inclusion or incorporation by reference in the 14f-1 Notice will, at the date it is first mailed to Kranem’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.27.           No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Kranem, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Kranem under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Kranem of its common stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

4.28.           No Additional Agreements. Kranem does not have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Actions Prior to Closing

5.1.           [Reserved]

ARTICLE VI
Conditions to Closing

6.1.           Conditions to the Obligations of Xalted and the Shareholder. The obligations of Xalted and the Shareholder to enter into and complete the Closing are subject, at the option of Xalted and the Shareholder, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Xalted and the Shareholder in writing.

(a)           Representations and Covenants. The representations and warranties of Kranem contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Kranem shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Kranem on or prior to the Closing Date. Kranem shall have delivered to Xalted and the Shareholder a certificate, dated the Closing Date, to the foregoing effect.

(b)           Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Xalted or the Shareholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Kranem.

(c)           Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Kranem for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by Kranem, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Kranem Material Adverse Effect.

(d)           No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2010 which has had or is reasonably likely to cause an Kranem Material Adverse Effect.

(e)           Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Kranem, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Xalted and the Shareholder.

(f)           Satisfactory Completion of Due Diligence. Xalted and the Shareholder shall have completed their legal, accounting and business due diligence of Kranem and the results thereof shall be satisfactory to Xalted and the Shareholder in their sole and absolute discretion.

(g)           SEC Reports. Kranem shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

(h)           OTC Quotation. Kranem shall have maintained its status as a company whose common stock is quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority or the OTCBB Marketplace maintained by Pink OTC Markets Inc. and no reason shall exist as to why such status shall not continue immediately following the Closing.

(i)           No Suspensions of Trading in Kranem Stock; Listing. Trading in the Kranem Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Kranem) at any time since the date of execution of this Agreement, and the Kranem Stock shall have been at all times since such date listed for trading on a trading market.

(j)           Secretary’s Certificate. Kranem shall have delivered to Xalted a certificate, signed by its Secretary, certifying that the attached copies of the Kranem Charter, Kranem Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(k)           Good Standing Certificate. Kranem shall have delivered to Xalted a certificate of good standing of Kranem dated within five (5) business days of Closing, issued by the Secretary of State of the State of Colorado.

(l)           Resignations and Appointments. Kranem shall have delivered to Xalted (i) a letter of resignation from Michael Grove resigning from all offices he holds with Kranem effective upon the Closing (ii) a letter of resignation from Stephen Smith resigning from all offices he holds with Kranem effective upon the Closing and from his position as a director of Kranem that will automatically become effective upon the tenth (10th) day following the mailing of the 14f-1 Notice by Kranem to its stockholders; (iii) evidence of the election of Ajay Batheja as a director of Kranem effective as of the Closing and of such other directors as may be designated by Xalted effective on the tenth (10th) day following the mailing of the 14f-1 Notice; and (iv) evidence of the election of Ajay Batheja as the Chief Executive Officer of Kranem, Edward Miller as the Chief Financial Officer of Kranem and such other officers as may be designated by Xalted, effective as of the Closing.

(m)           Payoff Letters and Releases. Kranem shall have delivered to Xalted and the Shareholder such pay-off letters and releases relating to liabilities of Kranem as Xalted shall request, in form and substance satisfactory to Xalted.

(n)           Lien Searches. Kranem shall have delivered to Xalted the results of UCC, judgment lien and tax lien searches with respect to Kranem, the results of which indicate no liens on the assets of Kranem

(o)           Release. Kranem shall have delivered to Xalted a duly executed release by Stephen Smith, Michael Grove and Anne Brady in favor of Kranem, Xalted and the Shareholder, in form and substance satisfactory to Xalted and the Shareholder.

(p)           Indemnification Agreement. Kranem shall have delivered an indemnification agreement, executed by Stephen Smith, Michael Grove and Anne Brady for the benefit of Kranem, Xalted and the Shareholder, in the form and substance satisfactory to Xalted and the Shareholder.

(q)           Legal Opinion. Xalted and the Shareholder shall have received an opinion from Kranem’s legal counsel that is satisfactory to Xalted and the Shareholder.

(r)           Issuance of Stock Certificate. Kranem shall have delivered to the Shareholder a certificate representing the Shares, and to the holders of the Notes certificates representing the Kranem Stock issued to them in exchange for their Notes, or other evidence of the issuance of the same satisfactory to the Shareholder.

(s)           Assignment and Assumption of Shareholder Notes. Kranem shall have acquired the Notes from their holders and issued an aggregate of 2,991,656 shares of Kranem Stock to such holders in exchange therefor, and shall have fully and finally cancelled all obligations of the Shareholder under the Notes.

6.2.           Conditions to the Obligations of Kranem. The obligations of Kranem to enter into and complete the Closing is subject, at the option of Kranem, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Kranem in writing.

(a)           Representations and Covenants. The representations and warranties of Xalted and the Shareholder contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Xalted and the Shareholder shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Xalted and the Shareholder on or prior to the Closing Date. Each of Xalted and the Shareholder shall have delivered to Kranem a certificate, dated the Closing Date, to the foregoing effect.

(b)           Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Kranem, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Xalted.

(c)           Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Xalted and the Shareholder for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by Xalted and the Shareholder, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Xalted Material Adverse Effect.

(d)           No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Xalted Financial Statements which has had or is reasonably likely to cause a Xalted Material Adverse Effect.

(e)           Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Kranem, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Kranem.

(f)           Satisfactory Completion of Due Diligence. Kranem shall have completed its legal, accounting and business due diligence of Xalted and the Shareholder and the results thereof shall be satisfactory to Kranem in its sole and absolute discretion.

(g)           Secretary’s Certificate. Xalted shall have delivered to Kranem a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the Xalted Constituent Instruments and resolutions of the Board of Directors of Xalted approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h)           Certificate of Good Standing. Xalted shall have delivered to Kranem a certificate of good standing of Xalted, dated as of a recent date, issued by the Secretary of State of the State of Delaware.

(i)           Delivery of Audit Report and Financial Statements. Xalted shall have completed the Xalted Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board. The form and substance of the Xalted Financial Statements shall be satisfactory to Kranem in its sole and absolute discretion.

(j)           Form 8-K. Xalted shall have provided Kranem with reasonable assurances that Kranem will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of Xalted and the requisite Form 10 disclosure regarding Xalted and its subsidiaries.

(k)           Share Transfer Documents. The Shareholder shall have delivered to Kranem certificate(s) representing its Xalted Stock, accompanied by an executed instrument of transfer for transfer by the Shareholder of its Xalted Stock to Kranem.

ARTICLE VII
Covenants

7.1.           Preparation of the 14f-1 Notice; Blue Sky Laws.

(a)           As soon as possible following the date of this Agreement, Xalted and Kranem shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement. Kranem shall cause the 14f-1 Notice to be mailed to its stockholders as promptly as practicable thereafter.

(b)           Kranem shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Kranem Stock in connection with this Agreement.

7.2.           Public Announcements. Kranem and Xalted will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

7.3.           Fees and Expenses . All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

7.4.           Filing of 8-K. Kranem shall file, within four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Xalted and the requisite Form 10 disclosure regarding Xalted and its subsidiaries. In addition, Kranem shall issue a press release at a mutually agreeable time following the Closing Date.

7.5.           Furnishing of Information. As long as the Shareholder owns the Shares, Kranem covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Kranem after the date hereof pursuant to the Exchange Act. As long as the Shareholder owns the Shares, if Kranem is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholder and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholder to sell Shares under Rule 144. Kranem further covenants that it will take such further action as any holder of the Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

7.6.           Stock Split or Stock Dividend. Within 10 business days after Closing Kranem will file with the SEC the required disclosures and other forms necessary to commence the process of increasing its authorized capital and either effecting a 1-for-10 forward split of its stock. If Kranem breaches the covenant contained in this Section 7.6, then:

(a)           the directors of Kranem will appoint Shannon Kerr as a director of Kranem,

(b)           following this appointment, all directors of Kranem with the exception of Shannon Kerr, and all officers of Kranem, will resign,

(c)           Kranem will return the Xalted Stock to the Shareholder,

(d)           the Shareholder will return to Kranem all shares of Kranem which it received pursuant to Article 1.1 of this Agreement, and

(e)           the holders of the Notes identified on Annex B will return to Kranem the shares of Kranem’s common stock which they received pursuant to Section 6.1(s) of this Agreement.

ARTICLE VIII
Miscellaneous

8.1.           Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Kranem, to:

Hart & Trinen, LLP
1624 Washington St.
Denver, CO 80203
Attention: William T. Hart
Facsimile: (303) 839-5414

If to Xalted, to:

Xalted Network Inc.
1080 O’Brien Drive
Menlo Park, CA 94025
Attention: Mr. Ajay Batheja

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover St.
Palo Alto, CA 94304
Attention: Thomas Shoesmith, Esq.
Facsimile: +1 415-367-9018

If to the Shareholder, to:

Xalted Holding Corporation
1080 O’Brien Drive
Menlo Park, CA 94025
Attention: Mr. Ajay Batheja

8.2.           Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by Kranem, Xalted and the Shareholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

8.3.           Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Kranem shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Kranem of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Kranem may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

8.4.           Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Kranem, Xalted and the Shareholder will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.5.           Limitation of Liability. Notwithstanding anything herein to the contrary, each of Kranem and Xalted acknowledges and agrees that the liability of the Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholder or any investor, shareholder or holder of shares of beneficial interest of the Shareholder shall be personally liable for any liabilities of the Shareholder.

8.6.           Termination. In addition to the other remedies, Kranem or the Shareholder may, on or prior to the Closing Date, terminate this Agreement, without liability to the other party if:

(a)           the Closing of this transaction does not take place on or before May 14, 2011.

(b)           any bona fide action or proceeding shall be pending against Kranem or Xalted on the Closing Date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the carrying out of this Agreement or if any agency of the federal or of any state or national government shall have objected at or before the Closing Date to this acquisition or to any other action required by or in connection with this Agreement;

(c)           the legality and sufficiency of all steps taken and to be taken by each party in carrying out this Agreement shall not have been approved by the respective party's counsel, which approval shall not be unreasonably withheld.

(d)           a party breaches any representation, warranty, covenant or obligation of such party set forth herein and such breach is not corrected within ten days of receiving written notice from the other party of such breach.

8.7.           Arbitration. Any dispute in any way involving this Agreement will be settled through binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Los Angeles, California USA. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

8.8.           Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein. Neither party will intentionally take any action, or omit to take any action, which will cause a breach of such party's obligations pursuant to this Agreement.

8.9.           Expenses. Each of the parties hereto agrees to pay all of its own expenses (including without limitation, attorneys' and accountants' fees) incurred in connection with this Agreement, the transactions contemplated herein and negotiations leading to the same and the preparations made for carrying the same into effect. Each of the parties expressly represents and warrants that no finder or broker has been involved in this transaction and each party agrees to indemnify and hold the other party harmless from any commission, fee or claim of any person, firm or corporation employed or retained by such party (or claiming to be employed or retained by such party) to bring about or represent such party in the transactions contemplated by this Agreement.

8.10.           Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.11.           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.12.           Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

8.13.           Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Xalted Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

8.14.           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of the State of Colorado are mandatorily applicable to the Transactions.

8.15.           Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

KRANEM CORPORATION

By:	/s/ Stephen K. Smith
Name:	Stephen K. Smith
Title:	President

XALTED NETWORKS, INC.

By:	/s/ Ajay Batheja
Name:	Ajay Batheja
Title:	Chief Executive Officer

XALTED HOLDING CORPORATION

By:	/s/ Ajay Batheja
Name:	Ajay Batheja
Title:	Chief Executive Officer

[Signature Page to Share Exchange Agreement]

ANNEX A
Definitions

“14f-1 Notice” means the notice that is required to be sent to the stockholders of Kranem pursuant to Rule 14f-1 of the Exchange Act.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Kranem” has the meaning set forth in the Preamble of this Agreement.

“Kranem Bylaws” means the Bylaws of Kranem, as amended to the date of this Agreement.

“Kranem Charter” means the Articles of Incorporation of Kranem, as amended to the date of this Agreement.

“Kranem Disclosure Letter” means the letter delivered from Kranem to Xalted concurrently herewith.

“Kranem Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

“Kranem Stock” has the meaning set forth in the Background Section of this Agreement.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Notes” has the meaning set forth in Recital B of this Agreement.

“Party” has the meaning set forth in the Preamble of this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.15 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

“Shares” has the meaning set forth in the Section 1.1 of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.2 of this Agreement.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“Voting Xalted Debt” has the meaning set forth in Section 3.3 of this Agreement

“Voting Kranem Debt” has the meaning set forth in Section 4.3 of this Agreement.

“Xalted” has the meaning set forth in the Preamble of this Agreement.

“Xalted Constituent Instruments” means the certificate of incorporation and memorandum and articles of association of Xalted and such other constituent instruments of Xalted as may exist, each as amended to the date of this Agreement.

“Xalted Disclosure Letter” means the letter delivered from Xalted to Kranem concurrently herewith.

“Xalted Financial Statements” has the meaning set forth in the Section 3.15 of this Agreement.

“Xalted Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

“Xalted Stock” has the meaning set forth in the Background Section of this Agreement.

ANNEX B
Note Holders

NAME	PRINCIPAL AMOUNT OF NOTE	SHARES TO BE ISSUED
IMPRENORD ME LIMITED	$1,750,000	2,094,159
EMPIRE CAPITAL PARTNERS LLP	$500,000	598,331
PETER RICHARDS	$250,000	299,166
TOTAL	$2,500,000	2,991,656